Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
May 10, 2006	Ginny Dunn
4:00 p.m. ET	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
(240) 864-2643
ENTREMED REPORTS FIRST QUARTER 2006
FINANCIAL RESULTS
ROCKVILLE, MD — May 10, 2006 — EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported financial results for the three months ended March 31, 2006, including a non-cash charge for the purchase of Miikana Therapeutics, Inc.
     The Company reported a net loss for the first quarter of approximately ($34.7 million), or ($0.53) per share, compared with a net loss of ($5.5 million), or ($0.13) per share, for the same period last year. Net loss for the first quarter includes a non-cash charge of $29.1 million resulting from the acquisition of Miikana Therapeutics. The Company did not report any revenues for the first quarter 2006 versus $25,000 for the comparable period in 2005. As of March 31, 2006, the Company had cash and short-term investments of approximately $50.1 million.
     Dane R. Saglio, EntreMed Chief Financial Officer, reported on the first quarter results, “Our financial results reflect the Company’s acquisition of Miikana Therapeutics, Inc. in early 2006. The charge for acquired in-process research and development had the effect of increasing our loss per share by approximately ($0.44) to ($0.53) per share. The fair value of the three research and development programs acquired through Miikana accounted for the majority of the $29.7 million acquisition price, with the balance being allocated to the tangible assets.”

     Mr. Saglio continued, “For the quarter, research & development and general & administrative expenses, including Miikana, totaled ($5.8 million), equivalent to ($0.09) per share attributable to ongoing operations. In the comparable quarter in 2005, these expenses totaled ($5.6 million) and included $1.2 million in upfront fees related to our license of Celgene’s tubulin inhibitor program. Operationally, during the first quarter, we initiated Phase 2 studies with our two lead product candidates, Panzem® NCD and MKC-1. Going forward, we expect our operating expenses to increase with the commencement of additional Phase 2 studies with Panzem® NCD and MKC-1.”
     James S. Burns, EntreMed President and CEO commented, “The Company remains on course with the advancement of our development candidates. We have two drug candidates (Panzem® NCD and MKC-1) in multiple Phase 2 oncology studies and recently initiated a Phase 1 study for ENMD-1198 in oncology. We are also continuing to make good progress on our preclinical pipeline of novel compounds, including 2ME2 for the treatment of rheumatoid arthritis, an aurora kinase inhibitor in oncology, a tubulin inhibitor from our Celgene license, and an HDAC inhibitor in oncology. We have completed the integration of Miikana, our operating expenses remain on budget, and we expect to achieve our remaining milestones for the first half of 2006.”
     As previously announced, Mr. James S. Burns will present a corporate overview at the Rodman & Renshaw Techvest Healthcare Conference being held May 15-16, 2006. Mr. Burns is scheduled to present on Monday, May 15, 2006 at 11:35 a.m. local time (5:35 a.m. ET). The presentation will be web cast and will serve as the Company’s first quarter update.
Miikana Acquisition
     Under the terms of the transaction, which closed on January 10, 2006, EntreMed issued 9,964,000 shares of its common stock in exchange for all of Miikana’s outstanding Series A & B preferred and common stock. EntreMed may pay up to an additional $18 million upon achievement of clinical and regulatory milestones associated with preclinical product candidates that have been developed internally by Miikana. Such additional payments will be made in cash or shares of stock at EntreMed’s option and will be treated, for accounting purposes, as in-process research and development during the period in which such milestones are paid.

About EntreMed
     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, an oral cell cycle regulator, is also in Phase 2 studies for cancer. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
March 31,

	2006	2005

Total revenues	$0	$25,249

Research and development	$4,011,100	$4,379,356

General and administrative	$1,816,694	$1,260,822

Acquired in-process research and development	$29,128,061	$0

Net Loss	$(34,710,703)	$(5,456,468)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.53)	$(0.13)

Weighted average number of shares outstanding (basic and diluted)	66,297,950	43,345,118

Cash and Short-term Investments	$50,124,388	$43,589,889
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